EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
WCA Waste Corporation
We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.
Our report contains an explanatory paragraph that states the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002, and effective January 1, 2003, the Company adopted the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations.”
KPMG LLP
Houston, Texas
December 22, 2005